Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2019

- Revenue for the Fourth Quarter of Fiscal 2019 Increased 6.6% to $359.6 Million -
- GAAP EPS for Fiscal 2019 was $0.55 and Adjusted EPS was $0.67 -
- Company Announces Modeling Assumptions for Fiscal 2020 -

West Fargo, ND – March 27, 2019 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2019.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the fiscal fourth quarter, we successfully captured seasonal year end North American agriculture equipment sales activity with strong equipment revenue resulting in solid cash flow generation and a healthy ending inventory position. We once again realized top and bottom line quarterly improvement in our Construction business as we continue to focus on operational initiatives. We are pleased with the integration of our recent German dealership acquisition (AGRAM) and anticipate continued contributions from this business going forward. The strength of our balance sheet, combined with improved year over year top and bottom line performance in all segments of our business, has us well positioned as we enter fiscal 2020."

Fiscal 2019 Fourth Quarter Results

Consolidated Results
For the fourth quarter of fiscal 2019, revenue was $359.6 million, compared to revenue of $337.4 million in the fourth quarter last year. Equipment revenue was $284.0 million for the fourth quarter of fiscal 2019, compared to $263.5 million in the fourth quarter last year. Parts revenue was $43.9 million for the fourth quarter of fiscal 2019, compared to $40.7 million in the fourth quarter last year. Revenue generated from service was $18.8 million for the fourth quarter of fiscal 2019, compared to $19.1 million in the fourth quarter last year. Revenue from rental and other was $13.0 million for the fourth quarter of fiscal 2019, compared to $14.1 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2019 increased to $55.6 million compared to $52.1 million in the fourth quarter last year. The Company's gross profit margin increased to 15.5% in the fourth quarter of fiscal 2019, compared to 15.4% in the fourth quarter last year. Gross profit margin increased slightly, as the impact of higher equipment margins was partially offset by a change in gross profit mix. The change in gross profit mix resulted from a higher proportion of equipment revenue as compared to higher margin parts and service revenue.

Operating expenses were $53.9 million or 15.0% of revenue for the fourth quarter of fiscal 2019, compared to $50.3 million or 14.9% of revenue for the fourth quarter last year.

Floorplan interest expense was $1.2 million for the fourth quarter of fiscal 2019, compared to $1.4 million for the same period last year. The decrease in floorplan interest expense is primarily due to a lower level of interest-bearing inventory in the fourth quarter of fiscal 2019.

In the fourth quarter of fiscal 2019, net loss was $2.2 million, or a loss per diluted share of $0.10, compared to net income of $1.7 million, or earnings per diluted share of $0.08 for the fourth quarter of fiscal 2018.

On an adjusted basis, net loss for the fourth quarter of fiscal 2019 was $0.8 million, or $0.04 per diluted share, compared to a net loss of $2.1 million, or $0.10 per diluted share for the fourth quarter of fiscal 2018.

The Company generated $6.7 million in adjusted EBITDA in the fourth quarter of fiscal 2019, compared to $6.1 million for the fourth quarter of fiscal 2018.

Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2019 was $223.3 million, compared to $204.5 million in the fourth quarter last year. Pre-tax income for the fourth quarter of fiscal 2019 was $1.1 million, compared to $2.2 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2019 was $1.7 million, compared to $2.0 million in the fourth quarter last year.

Construction Segment - Revenue for the fourth quarter of fiscal 2019 was $86.4 million, compared to $84.4 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2019 was $2.6 million, compared to a pre-tax loss of $3.2 million in the fourth quarter last year. Adjusted pre-tax loss for the fourth quarter of fiscal 2019 was $1.5 million, compared to $2.6 million in the fourth quarter last year.

International Segment - Revenue for the fourth quarter of fiscal 2019 was $50.0 million, compared to $48.5 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2019 was $1.1 million, consistent with the prior year.

Fiscal 2019 Full Year Results

Revenue increased 5.8% to $1.3 billion for fiscal 2019. Net income for fiscal 2019 was $12.2 million, or $0.55 per diluted share, compared to net loss of $7.0 million, or $0.32 per diluted share, for the prior year. Adjusted net income for fiscal 2019 was $14.7 million, or $0.67 per diluted share, compared to an adjusted net loss of $2.7 million, or $0.12 per diluted share, for the prior year. The Company generated adjusted EBITDA of $49.8 million in fiscal 2019, representing an increase of 61.7% compared to adjusted EBITDA of $30.8 million in fiscal 2018.

Balance Sheet and Cash Flow

The Company ended the fourth quarter of fiscal 2019 with $56.7 million of cash. The Company’s equipment inventory level increased to $417.0 million as of January 31, 2019, compared to $400.0 million as of January 31, 2018. Excluding the equipment inventory from our AGRAM acquisition, our equipment inventory ended the year slightly down compared to fiscal 2018. As of January 31, 2019, the Company had $273.8 million outstanding floorplan payables, on $640.0 million total floorplan lines of credit, which represents an increase of $26.4 million over the balance of $247.4 million in floorplan payables as of January 31, 2018.

The Company did not repurchase any of its senior convertible notes during the fourth quarter of fiscal 2019. To date, the Company has retired $104.4 million, or approximately 70%, of the original $150.0 million face value of its senior convertible notes with $95.1 million in cash. As a result, as of January 31, 2019, the remaining face value amount outstanding of Senior Convertible Notes is $45.6 million. We expect to use cash flow from operations and borrowings under other credit facilities to repay our Senior Convertible Notes at the May 1, 2019 maturity date.

For the fiscal year ended January 31, 2019, the Company’s net cash provided by operating activities was $46.6 million, compared to $95.8 million for the fiscal year ended January 31, 2018. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $47.4 million for the fiscal year ended January 31, 2019, compared to $45.6 million for the fiscal year ended January 31, 2018.

Mr. Meyer concluded, "We are pleased with our fiscal 2019 results as overall equipment margins increased 110 basis points and we drove top and bottom line improvements in all segments of our business. These improvements were the result of driving structural improvements in our inventory position and cost structure as well as our focus on customer service, particularly in the area of parts and service. Leveraging these efforts over expected sales increases in fiscal 2020 gives us confidence that we will be able to hit the midpoint of our adjusted earnings per share range, which represents nearly a 30% increase over the prior year.

Fiscal 2020 Modeling Assumptions

The following are the Company’s current expectations for fiscal 2020 modeling assumptions:

Assumptions
Segment Revenue
Agriculture	Flat
Construction	Up 0-5%
International(1)	Up 10-15%

Diluted EPS	$0.50 - $0.70
Adjusted Diluted EPS(2)	$0.75 - $0.95

(1) Includes the full year impact of our AGRAM acquisition completed on July 2, 2018.
(2) Excludes approximately $0.25 per diluted share impact of anticipated ERP-related expenses to be incurred with outside consultants/vendors as well as the incremental impact of accelerated amortization of our existing ERP platform such that the assets are fully amortized when replaced, which is anticipated to occur in the first half of fiscal 2021.

Correction of Immaterial Error in Prior Periods

The reported amounts for the fourth quarter and full 2018 fiscal year have been corrected for an immaterial error impacting these periods. The identified error was the result of incorrectly eliminating certain internal parts and service transactions. The adjustment decreases total revenue and cost of revenue by approximately 1.0% in each period and impacts the amounts of previously reported equipment, parts, service, and rental and other revenue and cost of revenue amounts, but has no impact on total gross profit, operating or net income, earnings per-share, or the consolidated balance sheets or cash flows. The impact of this adjustment was not deemed to be material to the results of operations for the previously reported periods. See the Income Statement - Correction of Immaterial Error table for further details regarding previously reported and corrected amounts for the three-month and fiscal year periods ended January 31, 2018. Further details of this adjustment will be included in our Annual Report on Form 10-K for the year ended January 31, 2019.

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 10, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13687958.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as restructuring costs, long-lived asset impairment charges, gains and losses recognized on the repurchase of our senior convertible notes, and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA (loss), adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2020, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single equipment supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2019	January 31, 2018
Assets
Current Assets
Cash	$56,745	$53,396
Receivables, net of allowance for doubtful accounts	77,500	60,672
Inventories	491,091	472,467
Prepaid expenses and other	15,556	12,611
Total current assets	640,892	599,146
Noncurrent Assets
Property and equipment, net of accumulated depreciation	138,950	151,047
Deferred income taxes	3,010	3,472
Goodwill	1,161	250
Intangible assets, net of accumulated amortization	7,247	5,193
Other	1,178	1,200
Total noncurrent assets	151,546	161,162
Total Assets	792,438	760,308

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	16,607	15,136
Floorplan payable	273,756	247,392
Senior convertible notes	45,249	—
Current maturities of long-term debt	3,340	1,574
Deferred revenue	46,409	32,324
Accrued expenses and other	35,091	31,863
Total current liabilities	420,452	328,289
Long-Term Liabilities
Senior convertible notes	—	62,819
Long-term debt, less current maturities	25,812	34,578
Deferred income taxes	4,955	2,275
Other long-term liabilities	5,908	10,492
Total long-term liabilities	36,675	110,164
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	248,423	246,509
Retained earnings	89,228	77,046
Accumulated other comprehensive loss	(2,340)	(1,700)
Total stockholders' equity	335,311	321,855
Total Liabilities and Stockholders' Equity	$792,438	$760,308

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2019	2018	2019	2018
Revenue
Equipment	$283,990	$263,508	$909,178	$844,768
Parts	43,873	40,681	210,796	203,231
Service	18,827	19,092	86,840	88,794
Rental and other	12,957	14,098	54,691	55,813
Total Revenue	359,647	337,379	1,261,505	1,192,606
Cost of Revenue
Equipment	256,543	239,945	812,467	764,649
Parts	31,361	28,396	149,615	143,729
Service	7,118	7,255	29,036	30,679
Rental and other	9,040	9,686	38,799	38,249
Total Cost of Revenue	304,062	285,282	1,029,917	977,306
Gross Profit	55,585	52,097	231,588	215,300
Operating Expenses	53,872	50,319	201,537	203,203
Impairment of Long-Lived Assets	1,696	673	2,156	673
Restructuring Costs	—	19	414	10,499
Income from Operations	17	1,086	27,481	925
Other Income (Expense)
Interest income and other income (expense)	544	(205)	2,547	1,635
Floorplan interest expense	(1,181)	(1,433)	(6,114)	(8,152)
Other interest expense	(1,623)	(2,153)	(7,760)	(8,847)
Income (Loss) Before Income Taxes	(2,243)	(2,705)	16,154	(14,439)
Provision for (Benefit from) Income Taxes	(83)	(4,390)	3,972	(7,390)
Net Income (Loss)	(2,160)	1,685	12,182	(7,049)

Diluted Earnings (Loss) per Share	$(0.10)	$0.08	$0.55	$(0.32)
Diluted Weighted Average Common Shares	21,837	21,682	21,816	21,543

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2019	2018
Operating Activities
Net income (loss)	$12,182	$(7,049)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	23,605	25,105
Impairment	2,156	673
Other, net	9,088	(4,256)
Changes in assets and liabilities
Inventories	4,996	20,338
Manufacturer floorplan payable	(2,635)	46,141
Other working capital	(2,787)	14,860
Net Cash Provided by Operating Activities	46,605	95,812
Investing Activities
Property and equipment purchases	(11,951)	(26,115)
Proceeds from sale of property and equipment	1,549	5,030
Acquisition consideration, net of cash acquired	(15,299)	(3,652)
Other, net	(131)	148
Net Cash Used for Investing Activities	(25,832)	(24,589)
Financing Activities
Net change in non-manufacturer floorplan payable	16,818	(38,626)
Repurchase of senior convertible notes	(20,025)	(29,093)
Net payments on long-term debt	(12,864)	(3,785)
Other, net	(656)	38
Net Cash Used for Financing Activities	(16,727)	(71,466)
Effect of Exchange Rate Changes on Cash	(697)	488
Net Change in Cash	3,349	245
Cash at Beginning of Period	53,396	53,151
Cash at End of Period	$56,745	$53,396

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2019	2018	% Change	2019	2018	% Change
Revenue
Agriculture	$223,266	$204,494	9.2%	$726,793	$689,854	5.4%
Construction	86,429	84,353	2.5%	301,989	293,860	2.8%
International	49,952	48,532	2.9%	232,723	208,892	11.4%
Total	$359,647	$337,379	6.6%	$1,261,505	$1,192,606	5.8%

Income (Loss) Before Income Taxes
Agriculture	$1,134	$2,192	(48.3)%	$16,799	$(3,678)	n/m
Construction	(2,627)	(3,202)	18.0%	(4,400)	(7,278)	39.5%
International	(1,075)	(1,126)	4.5%	5,160	2,205	134.0%
Segment income (loss) before income taxes	(2,568)	(2,136)	(20.2)%	17,559	(8,751)	n/m
Shared Resources	326	(569)	n/m	(1,405)	(5,688)	75.3%
Total	$(2,242)	$(2,705)	17.1%	$16,154	$(14,439)	n/m

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2019	2018	2019	2018
Adjusted Net Income (Loss)
Net Income (Loss)	$(2,160)	$1,685	$12,182	$(7,049)
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	—	615	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	1,696	692	2,570	11,172
Interest rate swap termination & reclassification	—	—	—	631
Total Pre-Tax Adjustments	1,696	692	3,185	12,197
Less: Tax Effect of Adjustments (1)	356	233	636	4,103
Less: Tax Benefit from Tax Act (2)	—	1,809	—	1,809
Plus: Income Tax Valuation Allowance (3)	—	(2,446)	—	(1,920)
Total Adjustments	1,340	(3,795)	2,549	4,365
Adjusted Net Income (Loss)	$(820)	$(2,110)	$14,731	$(2,684)

Adjusted Diluted EPS
Diluted EPS	$(0.10)	$0.08	$0.55	$(0.32)
Adjustments (4)
(Gain) loss on repurchase of senior convertible notes	—	—	0.03	—
Debt issuance cost write-off	—	—	—	0.02
Restructuring & impairment charges	0.08	0.03	0.12	0.51
Interest rate swap termination & reclassification	—	—	—	0.03
Total Pre-Tax Adjustments	0.08	0.03	0.15	0.56
Less: Tax Effect of Adjustments (1)	0.02	0.01	0.03	0.19
Less: Tax Benefit from Tax Act (2)	—	0.08	—	0.08
Plus: Income Tax Valuation Allowance (3)	—	(0.12)	—	(0.09)
Total Adjustments	0.06	(0.18)	0.12	0.20
Adjusted Diluted EPS	$(0.04)	$(0.10)	$0.67	$(0.12)

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$(2,242)	$(2,705)	$16,154	$(14,439)
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	—	615	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	1,696	692	2,570	11,172
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	1,696	692	3,185	12,197
Adjusted Income (Loss) Before Income Taxes	$(546)	$(2,013)	$19,339	$(2,242)

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$1,134	$2,192	$16,799	$(3,678)
Restructuring & impairment charges	582	(177)	1,327	7,062
Adjusted Income Before Income Taxes	$1,716	$2,015	$18,126	$3,384

Adjusted Loss Before Income Taxes - Construction
Loss Before Income Taxes	$(2,627)	$(3,202)	$(4,400)	$(7,278)
Restructuring & impairment charges	1,114	581	1,087	2,590
Adjusted Loss Before Income Taxes	$(1,513)	$(2,621)	$(3,313)	$(4,688)

Adjusted Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$(1,075)	$(1,126)	$5,160	$2,205
Restructuring & impairment charges	—	2	156	62
Adjusted Income (Loss) Before Income Taxes	$(1,075)	$(1,124)	$5,316	$2,267

Adjusted EBITDA
Net Income (Loss)	$(2,160)	$1,685	$12,182	$(7,049)
Adjustments
Interest expense, net of interest income	1,579	2,003	6,818	7,935
Provision for (benefit from) income taxes	(83)	(4,390)	3,972	(7,390)
Depreciation and amortization	5,716	6,156	23,605	25,105
EBITDA	5,052	5,454	46,577	18,601
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	—	615	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	1,696	692	2,570	11,172
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	1,696	692	3,185	12,197
Adjusted EBITDA	$6,748	$6,146	$49,762	$30,798

Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities			$46,605	$95,812
Net Change in Non-Manufacturer Floorplan Payable			16,818	(38,626)
Adjustment for Constant Equity in Inventory			(16,030)	(11,603)
Adjusted Net Cash Provided by Operating Activities			$47,393	$45,583

(1) The tax effect of adjustments for all U.S. related items was determined using the federal statutory tax rate applicable to the respective period and no impact for state taxes given our valuation allowances against state deferred tax assets. The federal statutory tax rate for the fiscal years ended January 31, 2019 and 2018 was 21.0% and 33.8%. No tax effect was recognized for foreign related items as all adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets.

(2) Tax benefit recognized as a result of U.S. federal tax legislation enacted on December 22, 2017.
(3) Amounts reflect the tax benefit recognized from the release of the valuation allowance on our Ukrainian deferred tax assets, net of the incremental valuation allowance recognized as a result of restructuring costs incurred during the fiscal year ended January 31, 2018.

(4) Adjustments are net of amounts allocated to participating securities where applicable.

TITAN MACHINERY INC.
Income Statement - Correction of Immaterial Error
(in thousands)
(Unaudited)

	Three Months Ended January 31, 2018			Twelve Months Ended January 31, 2018
	As Reported	Adjustments	As Corrected	As Reported	Adjustments	As Corrected
Revenue
Equipment	$252,609	$10,899	$263,508	$804,361	$40,407	$844,768
Parts	45,512	(4,831)	40,681	222,404	(19,173)	203,231
Service	26,511	(7,419)	19,092	117,318	(28,524)	88,794
Rental and other	14,976	(878)	14,098	58,855	(3,042)	55,813
Total Revenue	339,608	(2,229)	337,379	1,202,938	(10,332)	1,192,606
Cost of Revenue
Equipment	234,065	5,881	239,946	743,465	21,184	764,649
Parts	31,587	(3,191)	28,396	156,455	(12,726)	143,729
Service	10,764	(3,509)	7,255	44,141	(13,462)	30,679
Rental and other	11,095	(1,410)	9,685	43,577	(5,328)	38,249
Total Cost of Revenue	287,511	(2,229)	285,282	987,638	(10,332)	977,306
Gross Profit	$52,097	$—	$52,097	$215,300	$—	$215,300